Sonic Foundry Announces Fourth Quarter and Fiscal 2018 Financial Results

MADISON, Wis. - March 15, 2019 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2018 fourth quarter and fiscal year ended September 30, 2018.

Fiscal 2018 Fourth Quarter Highlights

•	Billings totaled $9.9 million in the fourth quarter of 2018, an increase of 5 percent, compared to the same period last year

•	Total revenues of $8.5 million compared to $8.3 million in the fourth quarter of 2017

•	Gross margin was $6.1 million, or 72 percent of sales, compared to $6.1 million, or 74 percent of sales, in the fourth quarter of 2017

•
Non-cash expense of $11.8 million related to impairment of goodwill and intangible assets recorded in fourth quarter of 2018 compared to $600,000 related to impairment of goodwill recorded in fourth quarter of 2017

•	Deferred tax liability write-off of the portion related to goodwill and intangible assets recorded in fourth quarter of 2018 which offsets impact of impairment by $2.4 million

•
Net loss of $(10) million, or $(2.01) per share, compared to $(1.6) million, or $(0.37) per share, in the fourth quarter of 2017; net loss, net of the one-time impairment charges and the benefit from the write-off of the related deferred tax liability, was $(1.2) million in the fourth quarter of 2018 compared to $(985,000) in the fourth quarter of 2017

•	Net loss in the fourth quarter of 2018 improved by $640,000 from preliminary results released on December 20, 2018 as a result of a final tax adjustment

•	Adjusted EBITDA was $(547,000) compared to $(236,000) in the fourth quarter of 2017

•	Unearned revenue was $13.3 million as of September 30, 2018, down $966,000 from September 30, 2017.

Fiscal 2018 Fourth Quarter Review

Service billings, including support, hosting, events, and installs increased 10 percent to $6.5 million, compared to $5.9 million the prior year. Increases in support and hosting billings primarily drove the change in service billings. The company expects to recognize $4.6 million of the current unearned revenue in the first quarter of fiscal 2019. Recurring revenue of $5.6 million was 66 percent of total revenue in the fourth quarter of 2018, up from $5.4 million, or 65 percent of total revenue, in the fourth quarter of 2017.

Product billings were $3.4 million during the fourth quarter of fiscal year 2018, compared to $3.5 million in the same quarter last year. Product billings are $12.5 million year-to-date, compared to $14.2 million last year, reflecting the shift toward larger unit shipments of our lower cost recorders. Year-to-date, shipments of the Mediasite RL 220, RL 120 and RL Mini recorders increased 50 percent over the prior year (811 in fiscal 2018 vs. 541 in fiscal 2017).

Operating expenses were $7.2 million during the fourth quarter of 2018, up $262,000 or 4 percent, from the same period in 2017. Full impairment of the remaining balance of goodwill and intangible assets of $11.8 million was recorded in the fourth quarter of 2018 compared to $600,000 of goodwill impairment recorded in the same period last year. The net loss of $10 million increased from a net loss of $1.6 million in the same period in 2017, largely due to the impairment charge.

“Our strategic focus in fiscal 2018 to bolster our affordable line of products led to larger shipments of our newest recorder models. We’ve also updated our product mix to offer the most accessible and engaging video solutions on the market, and saw substantial growth of our cloud customers,” said Gary Weis, CEO, Sonic Foundry. “As I’ve said previously, we expect to realize the benefits of actions we’ve already taken to improve business efficiency. The executive team and I are focused on the fundamentals of the business, with the confidence that the strategic operational changes that we’ve put in place will result in efficiencies expected to drive significant improvement to adjusted EBITDA in fiscal 2019 and beyond.”

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net income (loss) to adjusted EBITDA for the fourth quarters and fiscal year ended September 30, 2018 and 2017 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com and @mediasite.

© 2019 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share and per share data)

	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,189	$1,211
Accounts receivable, net of allowances of $524 and $375	7,418	7,903
Financing receivables, current, net of allowances of $526 and $200	100	925
Inventories	1,027	986
Investment in sales-type lease, current	150	148
Prepaid expenses and other current assets	941	1,085
Total current assets	10,825	12,258
Property and equipment:
Leasehold improvements	1,105	1,041
Computer equipment	5,718	6,101
Furniture and fixtures	1,099	789
Total property and equipment	7,922	7,931
Less accumulated depreciation and amortization	6,009	6,181
Property and equipment, net	1,913	1,750
Other assets:
Goodwill	—	10,455
Customer relationships, net of amortization of $1,256 and $990	—	1,505
Product rights, net of amortization of $534 and $411	—	261
Financing receivables, long-term	181	1,310
Investment in sales-type lease, long-term	249	407
Other long-term assets	415	410
Total assets	$13,583	$28,356
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Revolving lines of credit	$885	$2,065
Accounts payable	1,610	1,314
Accrued liabilities	1,609	1,387
Unearned revenue	11,645	11,332
Current portion of capital lease and financing arrangements	248	256
Current portion of notes payable and warrant debt, net of discounts	593	737
Total current liabilities	16,590	17,091
Long-term portion of unearned revenue	1,691	2,970
Long-term portion of capital lease and financing arrangements	187	244
Long-term portion of notes payable and warrant debt, net of discounts	1,357	123
Derivative liability, at fair value	14	12
Other liabilities	202	372
Deferred tax liability	—	4,426
Total liabilities	20,041	25,238
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; 2,678 and 1,510 shares issued and outstanding, respectively, at amounts paid in	1,651	1,280
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 5,113,400 and 4,470,791 shares issued and 5,100,684 and 4,458,075 shares outstanding	51	45

Additional paid-in capital	200,130	197,836
Accumulated deficit	(207,419)	(195,253)
Accumulated other comprehensive loss	(676)	(595)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity (deficit)	(6,458)	3,118
Total liabilities and stockholders’ equity (deficit)	$13,583	$28,356

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Quarters Ended September 30,		Years Ended September 30,
	2018	2017	2018	2017
Revenue:
Product and other	$3,384	$3,340	$12,311	$14,883
Services	5,106	4,960	22,233	21,117
Total revenue	8,490	8,300	34,544	36,000
Cost of revenue:
Product and other	1,416	1,368	5,231	6,097
Services	979	819	4,425	3,770
Total cost of revenue	2,395	2,187	9,656	9,867
Gross margin	6,095	6,113	24,888	26,133
Operating expenses:
Selling and marketing	3,764	3,726	15,622	16,912
General and administrative	1,641	1,541	6,354	5,941
Product development	1,781	1,657	7,142	7,238
Impairment of goodwill and intangible assets	11,809	600	11,809	600
Total operating expenses	18,995	7,524	40,927	30,691
Loss from operations	(12,900)	(1,411)	(16,039)	(4,558)
Non-operating income (expenses):
Interest expense, net	(140)	(99)	(601)	(495)
Other income (expense), net	44	(22)	142	(65)
Total non-operating expenses	(96)	(121)	(459)	(560)
Loss before income taxes	(12,996)	(1,532)	(16,498)	(5,118)
Benefit (provision) for income taxes	2,978	(53)	4,332	79
Net loss	(10,018)	(1,585)	$(12,166)	$(5,039)
Dividends on preferred stock	(70)	(94)	(257)	(169)
Net loss attributable to common stockholders	$(10,088)	$(1,679)	$(12,423)	$(5,208)
Loss per common share:
– basic	$(2.01)	$(0.37)	(2.67)	(1.17)
– diluted	$(2.01)	$(0.37)	(2.67)	(1.17)
Weighted average common shares
– basic	4,989,544	4,458,075	4,655,520	4,436,333
– diluted	4,989,544	4,458,075	4,655,520	4,436,333

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2018	2017
Operating activities
Net loss	$(12,166)	$(5,039)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	621	555
Depreciation and amortization of property and equipment	1,118	1,422
Impairment of goodwill and intangible assets	11,809	600
Loss on sale of fixed assets	—	8
Provision for doubtful accounts - including financing receivables	475	349
Deferred taxes	(4,450)	(103)
Stock-based compensation expense related to stock options and warrants	476	622
Conversion of accrued interest to preferred stock	31	—
Beneficial conversion feature recognized on debt converted to preferred stock	70	—
Remeasurement gain on subordinated debt	—	(6)
Remeasurement gain on derivative liability	(28)	(55)
Changes in operating assets and liabilities:
Accounts receivable	348	1,613
Financing receivables	1,630	(558)
Inventories	(41)	904
Prepaid expenses and other current assets	290	89
Accounts payable and accrued liabilities	268	(109)
Other long-term liabilities	(169)	129
Unearned revenue	(920)	250
Net cash provided by (used in) operating activities	(638)	671
Investing activities
Purchases of property and equipment	(840)	(839)
Net cash used in investing activities	(840)	(839)
Financing activities
Proceeds from notes payable	3,000	—
Proceeds from lines of credit	22,236	23,257
Payments on notes payable	(815)	(1,727)
Payments on lines of credit	(23,422)	(22,928)
Payments of debt issuance costs	(97)	(26)
Payments to settle put on term debt	(200)	—
Proceeds from issuance of preferred stock and common stock	1,094	1,298
Payments on capital lease and financing arrangements	(298)	(348)
Net cash provided by (used in) financing activities	1,498	(474)
Changes in cash and cash equivalents due to changes in foreign currency	(42)	59
Net decrease in cash and cash equivalents	(22)	(583)
Cash and cash equivalents at beginning of year	1,211	1,794
Cash and cash equivalents at end of year	$1,189	$1,211
Supplemental cash flow information:
Interest paid	$409	$505
Income taxes paid, foreign	370	111
Non-cash financing and investing activities:
Property and equipment financed by capital lease or accounts payable	460	341
Debt discount	127	—
Stock issued for board of director's fees	—	133
Deemed dividend for beneficial conversion feature of preferred stock	28	139
Preferred stock dividend paid in additional shares	230	30

Subordinated note payable converted to preferred stock	1,000	—

Sonic Foundry, Inc.
Condensed Consolidated Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)

	Quarters Ended September 30,		Years Ended September 30,
	2018	2017	2018	2017

Net loss	$(10,018)	$(1,585)	$(12,166)	$(5,039)
Add:
Depreciation and amortization	415	461	1,576	1,907
Income tax expense (benefit)	(2,978)	53	(4,331)	(79)
Interest expense	140	100	602	498
Stock-based compensation expense	85	135	477	622
Impairment of goodwill and intangible asset	11,809	600	11,809	600
Adjusted EBITDA	$(547)	$(236)	$(2,033)	$(1,491)